Exhibit 99.1

     ProAssurance Reports Results for the Second Quarter of 2005


    BIRMINGHAM, Ala.--Aug. 9, 2005--ProAssurance Corporation
(NYSE:PRA):

    SUMMARY

    ProAssurance Corporation (NYSE:PRA) reported Net Income of $27.5 million, or $0.88 per diluted share, for the second quarter of 2005, and Net Income of $49.4 million or $1.58 per diluted share for the six months ended June 30, 2005. ProAssurance accomplished two key goals in the quarter: reaching underwriting profitability in both insurance segments with a consolidated combined ratio of 93.5% and achieving a 17.3% Return on Equity. Cash flow from operations was $84 million in the quarter and $182 million for the first six months of the year. ProAssurance's Return on Equity was 17.3% for the quarter and 15.5% for the six months ended June 30, 2005. These results do not include the results of NCRIC Group, Inc., which ProAssurance acquired effective August 3, 2005.

    ProAssurance Corporation (NYSE: PRA) reports the following results for the quarter and six months ended June 30, 2005:


               Unaudited Consolidated Financial Summary:
            (in thousands, except per share and ratio data)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,

                                 2005      2004      2005      2004
                                --------  --------  --------  --------
Gross Premiums Written         $161,373  $163,756  $377,031  $382,483
                                ========  ========  ========  ========
Net Premiums Written           $139,969  $144,253  $336,389  $339,715
                                ========  ========  ========  ========
Net Premiums Earned            $172,121  $165,897  $346,300  $333,739
                                ========  ========  ========  ========
Net Investment Income          $ 26,146  $ 20,683  $ 51,568  $ 40,534
                                ========  ========  ========  ========
Net Realized Investment Gains  $  1,454  $    626  $  2,396  $  4,283
                                ========  ========  ========  ========
Total Revenues                 $201,147  $188,438  $403,337  $380,799
                                ========  ========  ========  ========
Guaranty Fund Assessments
 (Credits)                     $   (212) $    249  $   (114) $    533
                                ========  ========  ========  ========
Interest Expense               $  2,031  $  1,492  $  4,167  $  2,635
                                ========  ========  ========  ========
Total Expenses                 $163,003  $167,638  $334,957  $338,674
                                ========  ========  ========  ========
Net Income                     $ 27,465  $ 15,804  $ 49,402  $ 31,785
                                ========  ========  ========  ========
Net Cash Provided by
 Operations                    $ 84,122  $ 76,874  $181,595  $171,593
                                ========  ========  ========  ========
Weighted average number of
  common shares outstanding
    Basic                        29,386    29,158    29,302    29,138
    Diluted                      32,205    31,995    32,138    31,964
Earnings per share
  Net Income per share (basic) $   0.93  $   0.54  $   1.69  $   1.09
                                ========  ========  ========  ========
  Net Income per share
   (diluted)                   $   0.88  $   0.52  $   1.58  $   1.04
                                ========  ========  ========  ========
Net Loss Ratio                     76.1%     82.4%     78.0%     83.5%
Expense Ratio                      17.4%     17.7%     17.5%     17.2%
                                --------  --------  --------  --------
Combined Ratio                     93.5%    100.1%     95.5%    100.7%
                                ========  ========  ========  ========
Operating Ratio                    78.3%     87.6%     80.6%     88.6%
                                ========  ========  ========  ========
Return on Equity                   17.3%     11.2%     15.5%     11.6%
                                ========  ========  ========  ========


                  Unaudited Balance Sheet Highlights:
                 (in millions, except per share data)

                                    June 30, 2005   December 31, 2004

Stockholders' Equity                 $       661      $       611
Total Investments                    $     2,617      $     2,455
Total Assets                         $     3,409      $     3,239
Policy Liabilities                   $     2,538      $     2,413
Accumulated Other Comprehensive
 Income                              $        20      $        24
Book Value per Share                 $     22.49      $     20.92


            Professional Liability Segment / Selected Data
                     (in thousands, except ratios)

                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,

                                 2005      2004      2005      2004
                               --------- --------- --------- ---------
Gross Premiums Written         $104,037  $107,995  $267,434  $277,733
                               ========= ========= ========= =========
Net Premiums Written            $90,199   $94,713  $241,542  $246,996
                               ========= ========= ========= =========
Net Premiums Earned            $124,699  $120,604  $251,971  $244,161
                               ========= ========= ========= =========
Net Investment Income           $22,450   $17,791   $44,362   $35,090
                               ========= ========= ========= =========
Net Realized Investment Gains      $679      $(44)   $1,875    $2,883
                               ========= ========= ========= =========
Total Revenues                 $148,644  $138,927  $300,003  $283,133
                               ========= ========= ========= =========
Total Expenses                 $122,513  $127,059  $252,689  $260,409
                               ========= ========= ========= =========
Current Accident Year Net Loss
 Ratio                             86.7%     89.4%     86.7%     91.3%
Prior Year Development            (4.0%)        -     (1.9%)        -
                               --------- --------- --------- ---------
Net Loss Ratio                     82.7%     89.4%     84.8%     91.3%
Expense Ratio                      15.5%     16.0%     15.5%     15.3%
                               --------- --------- --------- ---------
Combined Ratio                     98.2%    105.4%    100.3%    106.6%
                               ========= ========= ========= =========
Operating Ratio                    80.2%     90.6%     82.7%     92.2%
                               ========= ========= ========= =========


                 Personal Lines Segment /Selected Data
                     (in thousands, except ratios)

                                   Three Months     Six Months Ended
                                   Ended June 30,       June 30,

                                   2005     2004     2005      2004
                                  -------  -------  --------  --------
Gross Premiums Written           $57,336  $55,761  $109,597  $104,750
                                  =======  =======  ========  ========
Net Premiums Written             $49,770  $49,450  $ 94,847  $ 92,719
                                  =======  =======  ========  ========
Net Premiums Earned              $47,422  $45,293  $ 94,329  $ 89,578
                                  =======  =======  ========  ========
Net Investment Income            $ 3,091  $ 2,791  $  6,107  $  5,297
                                  =======  =======  ========  ========
Net Realized Investment Gains    $   774  $    31  $    463  $     51
                                  =======  =======  ========  ========
Total Revenues                   $51,897  $48,771  $102,177  $ 96,170
                                  =======  =======  ========  ========
Total Expenses                   $38,459  $39,087  $ 78,101  $ 75,630
                                  =======  =======  ========  ========
Current Accident Year Net Loss
 Ratio                              62.1%    70.6%     64.1%     68.3%
Prior Year Development             (3.2%)   (6.6%)    (4.0%)    (6.1%)
                                  -------  -------  --------  --------
Net Loss Ratio                      58.9%    64.0%     60.1%     62.2%
Expense Ratio                       22.2%    22.3%     22.7%     22.3%
                                  -------  -------  --------  --------
Combined Ratio                      81.1%    86.3%     82.8%     84.5%
                                  =======  =======  ========  ========
Operating Ratio                     74.6%    80.1%     76.3%     78.6%
                                  =======  =======  ========  ========


    About Our Segments

    In our Professional Liability segment we underwrite professional liability insurance for physicians and surgeons, dentists, hospitals, and others involved in the delivery of health care. Our principal professional liability companies are The Medical Assurance Company, ProNational Insurance Company, NCRIC, Inc., and Red Mountain Casualty Insurance Company. We also write professional liability business through Woodbrook Casualty Insurance Company, formerly Medical Assurance of West Virginia. In our Personal Lines segment, MEEMIC Insurance Company provides auto and homeowners' coverage for Michigan's educational employees and their families.

    Commentary

    Consolidated Results

    -- Return on Equity for the quarter was 17.3%. For the first six months of the year this key measure reached 15.5%, as our disciplined business model continues to produce outstanding results.

    -- We reached a major corporate goal by achieving underwriting profitability in both segments in the quarter. For the quarter our consolidated combined ratio was 93.5%; for the first six months of 2005 it was 95.5%.

    -- Net Income for the quarter increased by $11.7 million, or 74% over the same period last year. For the first six months of the year Net Income increased by $17.6 million, or 55% over the year-ago period.

    NCRIC Transaction

    -- Our acquisition of NCRIC Group was completed as of the close of business on August 3, 2005. Our integration of NCRIC's operations is well underway, with NCRIC, Inc. forming the new hub of our expanded Mid-Atlantic operations.

    Professional Liability Results

    -- $5.0 million of favorable net reserve development was recognized in the quarter. This is also the total Professional Liability reserve development for the year. Our interim reserve review was completed in the quarter and we remain confident that reserves are adequate.

    -- Our rates remain adequate, and our average renewal rate increase has been 12% so far this year.

    -- Our mix of business is changing gradually. Some policyholders in high premium states are choosing lower coverage limits and growth is occurring in states where premiums are generally lower because of more favorable loss experience. Thus, premiums are flat, but our risk profile is lowered and we are maintaining our margins.

    -- Our retention rate in the quarter was approximately 85%, but despite growing competition from low-priced competitors, we continue to add new insureds so that our overall policyholder count is relatively unchanged.

    -- These results do not include the premium growth that will result from our acquisition of NCRIC on August 3, 2005. Those additional premiums will be reflected in the second half of 2005.

    Personal Lines Results

    -- Premiums continued to grow in Michigan primarily because of an increase in insured value.

    -- We experienced favorable net reserve development of $1.5 million in the quarter; for the year favorable net reserve development has been $3.7 million.

    Conference Call Information

    --  Live: Tuesday, August 9, 2005, 10:00 AM ET. Dial (800)
        319-9003 or (719) 457-2619 outside North America. The call will also be webcast on our website, ProAssurance.com, and on StreetEvents.com.

    -- Replay: Telephone, through August 16, 2005 at (888) 203-1112 or (719) 457-0820, access code 4279715; an internet replay will be available through August 31, 2005 at the same websites.

    About ProAssurance

    ProAssurance Corporation is a specialty insurer with more than $3.4 billion in assets and almost $790 million in gross written premiums. We are the nation's fourth largest writer of medical professional liability insurance and our principal professional liability subsidiaries are The Medical Assurance Company, Inc., ProNational Insurance Company, and NCRIC, Inc. and Red Mountain Casualty Insurance Company. We also write professional liability coverage through Woodbrook Casualty Insurance Company. We are the tenth largest writer of personal auto coverage in Michigan through our subsidiary, MEEMIC Insurance Company.
    A.M. Best assigns a rating of "A-" (Excellent) to ProAssurance, MEEMIC and our principal professional liability subsidiaries, except NCRIC, Inc. which is rated B++ (Very Good). Standard & Poor's assigns our principal professional liability carriers a rating of "A-" ("Strong") but has not yet issued a rating for NCRIC, Inc. Fitch assigns a rating of "A-" to The Medical Assurance Company, ProNational Insurance Company and MEEMIC Insurance Company.

    Caution Regarding Forward-Looking Statements

    This news release contains historical information as well as forward-looking statements that are based upon our estimates and anticipation of future events that are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "hopeful," "intend," "may," "optimistic," "preliminary," "project," "should," "will," and similar expressions are intended to identify these forward-looking statements. There are numerous important factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as Forward-Looking Statements as are sections of this news release clearly identified as giving our outlook on future business. The principal risk factors that may cause actual results to differ materially from those expressed in the forward-looking statements are described in various documents we file with the Securities and Exchange Commission, including Form 10K/A for the year ended December 31, 2004 and Form 10Q for the most recent quarter. In view of the many uncertainties inherent in the forward-looking statements made in this document, the inclusion of such information should not be taken as representation by us or any other person that our objectives or plans will be realized. We expressly disclaim any obligation to update or alter our forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.



    CONTACT: ProAssurance Corporation
             Frank B. O'Neil, 800-282-6242 or 205-877-4461
             foneil@ProAssurance.com